Exhibit 99.1

Insperity Adopts Limited Duration Stockholder Rights Plan

HOUSTON – May 21, 2020 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that it has adopted a limited duration Stockholder Rights Plan (the “Rights Plan”), effective May 21, 2020. The Rights Plan is similar to plans recently adopted by numerous publicly traded companies. The adoption of the Rights Plan is not in response to any specific effort to acquire or influence control of the Company.

In light of the significant market disruption caused by the COVID-19 pandemic and other macroeconomic factors, and the resulting decline in the market price of the Company’s common stock, the Rights Plan is designed to protect the interests of its stockholders by reducing the likelihood of any person or group from obtaining effective control of the Company without paying a fair control premium or from effectively blocking strategic actions that may be beneficial to all stockholders. The Rights Plan is not designed to prevent or interfere with any action that the Board of Directors determines to be in the best interest of the Company and its stockholders. The Rights Plan will ensure that the Board of Directors remains in the best position to discharge its fiduciary duties to the Company and its stockholders.

The Rights Plan includes certain recognized stockholder protections that emphasize its limited focus. The Rights Plan has a limited duration of one year from its adoption and expires on May 20, 2021. The rights will generally become exercisable only if a person or group of persons acquires beneficial ownership of 10% or more of the Company's outstanding common stock (20% or more in the case of certain eligible passive investors). Any stockholder or group that currently has beneficial ownership of more than 10% is grandfathered, but may not acquire additional shares constituting one percent or more of the then outstanding shares of the Company's common stock without triggering the Rights Plan.
If the rights become exercisable, each holder of rights (other than the person or group triggering the Rights Plan) will be entitled to acquire shares of common stock at a 50% discount or the Company may exchange each right held by such holders for one share of common stock.
Further details regarding the Rights Plan will be contained in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission.

About Insperity
Insperity, a trusted advisor to America’s best businesses for more than 33 years, provides an array of human resources and business solutions designed to help improve business performance. Insperity® Business Performance Advisors offer the most comprehensive suite of products and services available in the marketplace. Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Traditional Payroll and Human Capital Management, Time and Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Expense Management, Retirement Services and

Insurance Services. Insperity business performance solutions support more than 100,000 businesses with over 2 million employees. With 2019 revenues of $4.3 billion, Insperity operates in 83 offices throughout the United States. For more information, visit http://www.insperity.com.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are:

•	adverse economic conditions;

•
impact of the COVID-19 pandemic, or other future pandemics, including the scope, severity and duration of the pandemic; government responses; regulatory developments; and the related disruptions and economic impact to our business and the small and medium-sized businesses that we serve;

•	regulatory and tax developments and possible adverse application of various federal, state and local regulations;

•	the ability to secure competitive replacement contracts for health insurance and workers’ compensation insurance at expiration of current contracts;

•	cancellation of client contracts on short notice, or the inability to renew client contracts or attract new clients;

•	vulnerability to regional economic factors because of our geographic market concentration;

•
increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers, other insurers or financial institutions, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims;

•	failure to manage growth of our operations and the effectiveness of our sales and marketing efforts;

•	the impact of the competitive environment and other developments in the human resources services industry, including the PEO industry, on our growth and/or profitability;

•	our liability for worksite employee payroll, payroll taxes and benefits costs;

•	our liability for disclosure of sensitive or private information;

•	our ability to integrate or realize expected returns on our acquisitions;

•	failure of our information technology systems;

•	an adverse final judgment or settlement of claims against Insperity; and

•	disruptions to our business resulting from the actions of certain stockholders.

These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Any forward-looking statements are made only as of the date hereof and, unless otherwise required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.